As filed with the Securities and Exchange Commission on September 12, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CIBER, INC.

(Exact name of Registrant as specified in its charter)

Delaware	38-2046833
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6363 South Fiddler’s Green Circle, Suite 1400

Greenwood Village, Colorado 80111

 (Address of principal executive offices) (Zip code)

Ciber, Inc. Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement

Ciber, Inc. Notice of Grant of Stock Options and Option Agreement

(Full title of the Plans)

 Michael Boustridge

President and Chief Executive Officer

Ciber, Inc.

6363 South Fiddler’s Green Circle, Suite 1400

Greenwood Village, Colorado 80111

(303) 220-0100

 (Name and Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Francis R. Wheeler

Matthew P. Dubofsky

Cooley LLP

380 Interlocken Crescent, Suite 900

Broomfield, Colorado 80021

(720) 566-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,107,967	$3.615	$7,620,300.71	$981.49

(1)          This Registration Statement covers (a) up to 811,835 shares that may become issuable under restricted stock units to be awarded to Michael Boustridge and up to 150,000 shares that may become issuable under restricted stock units to be awarded to Tina Piermarini, each pursuant to a Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement (together, the “RSU Agreements”), and (b) up to 1,146,132 shares that may become issuable under options to be awarded to Michael Boustridge pursuant to a Notice of Grant of Stock Options and Option Agreement (together with the RSU Agreements, the “Agreements”), each of which is being awarded outside of the Registrant’s stockholder-approved plan as an employment inducement award under applicable New York Stock Exchange rules pursuant to the Registrant’s employment agreement with the applicable individual. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Agreements by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act, on the basis of the average of the high and low price per share of Common Stock of the Registrant as reported on the New York Stock Exchange on September 10, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 are not being filed with or included in this Registration Statement on Form S-8 (this “Registration Statement”) (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Ciber, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by the Registrant with the Commission (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 001-13103), filed with the Commission on February 19, 2014 (including information specifically incorporated by reference in such Annual Report on Form 10-K from the Registrant’s Definitive Revised Proxy Statement for its 2014 Annual Meeting of Shareholders filed with the Commission on April 30, 2014);

(b) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (File No. 001-13103), filed with the Commission on April 29, 2014, and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (File No. 001-13103), filed with the Commission on July 29, 2014;

(c) the Registrant’s Current Reports on Form 8-K (excluding any information and exhibits furnished under either Item 2.02 or Item 7.01 thereof), filed with the Commission in calendar year 2014 on January 7, February 11 (excluding the Current Report on Form 8-K filed on such date with information filed under Items 2.02 and 9.01 thereof), March 27, March 31, April 14, April 17, June 10, June 11, June 16, June 19, July 8 and July 29 (excluding the information filed under Items 2.02 and 9.01 thereof); and

(d)  the description of the Registrant’s Common Stock, $0.01 par value per share, contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-13103), filed with the Commission on June 17, 1997, and any other amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement, including, without limitation, any information furnished under Items 2.02 or 7.01 of Form 8-K.  For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 of the Delaware General Corporation Law further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him or her in connection therewith.

The Registrant’s Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Registrant will indemnify, to the fullest extent permitted by applicable law as from time to time may be in effect, any person against all liability and expense (including attorneys’ fees and settlement costs) incurred by reason of the fact that he is or was a director or officer of the Registrant, or while serving as a director or officer of the Registrant, he is or was serving at the request of the Registrant as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity, or by reason of any action alleged to have been taken or omitted in such capacity.  Expenses (including attorneys’ fees) incurred in defending an action, suit or proceeding will be paid by the Registrant in advance of the final disposition of such action, suit, or proceeding to the fullest extent and under the circumstances permitted by the laws of the State of Delaware.  The right to indemnification conferred upon such persons under the Restated Certificate of Incorporation and Amended and Restated Bylaws shall be a contract right.  The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Registrant against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the Registrant would have the power to indemnify against such liability under the provisions of the Restated Certificate of Incorporation or the Amended and Restated Bylaws.

The Registrant has entered into indemnification agreements with certain of its current officers and directors. The indemnification agreements provide for, among other things, indemnification of any and all expenses, judgments, fines, penalties and amounts paid in settlement by the director or officer, the advancement of expenses incurred by the director or officer in connection with any proceeding and the obligation of the director or officer to reimburse the Registrant for all amounts so advanced if it is subsequently determined, as provided in the indemnification agreements, that the director or officer is not entitled to indemnification.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
5.1	Opinion of Cooley LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Cooley LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page hereto).

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on September 12, 2014.

Ciber, Inc.

/s/ Michael Boustridge
Michael Boustridge
President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Michael Boustridge and Christian Mezger and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/s/ Michael Boustridge	President, Chief Executive Officer and Director (principal	September 12, 2014
Michael Boustridge	executive officer)

/s/ Christian M. Mezger	Executive Vice President, Chief Financial Officer and Treasurer	September 12, 2014
Christian M. Mezger	(principal financial and accounting officer)

/s/ Betsy Atkins	Director	September 12, 2014
Betsy Atkins

/s/ Richard K. Coleman, Jr.	Director	September 12, 2014
Richard K. Coleman, Jr.

/s/ Jean-Francois Heitz	Director	September 12, 2014
Jean-Francois Heitz

/s/ Paul A. Jacobs	Chairman of the Board	September 12, 2014
Paul A. Jacobs

/s/ Stephen S. Kurtz	Director	September 12, 2014
Stephen S. Kurtz

/s/ Kurt J. Lauk	Director	September 12, 2014
Kurt J. Lauk

/s/ James C. Spira	Director	September 12, 2014
James C. Spira

/s/ Bobby G. Stevenson	Director	September 12, 2014
Bobby G. Stevenson

EXHIBIT INDEX

Exhibit Number	Exhibit
5.1	Opinion of Cooley LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Cooley LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page hereto).